Exhibit 99.1

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700, Dallas, Texas 75251

Investor Relations Contact: Tyler Farquharson (214) 368-2084

EXCO RESOURCES, INC. ANNOUNCES

APPOINTMENT OF INDEPENDENT DIRECTOR

DALLAS, TEXAS, March 31, 2017…EXCO Resources, Inc. (NYSE:XCO) (“EXCO” or the “Company”) today announced the appointment of Randall E. King to its Board of Directors (the “Board”).

Effective March 29, 2017, the Board, acting upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Mr. King as a member of the Board. Mr. King will also serve on the Audit Committee and Compensation Committee of the Board. Mr. King is a founding member and Managing Partner of Anderson King Energy Consultants, LLC (“AK”). Prior to forming AK in 2012, Mr. King was a Managing Director for Bank of America Merrill Lynch’s oil and gas divestiture business and supervised a team of professionals based in Houston. Mr. King joined Petrie Parkman at its founding in 1989 and was extensively involved in closing over $65B of transactions at the firm. His experience includes advising clients on over 130 divestitures with Petrie Parkman, as well as numerous acquisition, merger, fairness opinion, and restructuring assignments for public and private companies of all sizes. He has a long history of working with the public and private upstream independent sector in providing liquidity options and strategic transaction services. A registered petroleum engineer, Mr. King is a former Vice President of Netherland, Sewell & Associates, an engineering consulting firm based in Dallas, Texas. Prior to joining Netherland Sewell in 1981, Mr. King held several management and engineering positions with Exxon Company U.S.A.’s production and corporate planning departments. His experience in the oil and gas industry includes a heavy emphasis on reservoir engineering and reserve and economic evaluation of oil and gas properties. Mr. King received his B.S. (honors) in Petroleum Engineering from the University of Alabama. Mr. King is an active member of the Society of Petroleum Evaluation Engineers.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and the Appalachia region.

Additional information about EXCO Resources, Inc. may be obtained by contacting Tyler Farquharson, EXCO’s Vice President, Chief Financial Officer and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: EXCO’s liquidity, sources of capital resources and ability to maintain compliance with debt covenants, continued volatility in the oil and gas markets, the continued listing of EXCO’s common shares on the NYSE, the estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.